UNITED STATES
SECURITIES AND EXCHANGE COMMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 28, 2014
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FIRST NBC BANK HOLDING COMPANY
(Exact name of registrant as specified in its charter)
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Louisiana	001-35915	14-1985604
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 Baronne Street New Orleans, Louisiana		70112
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (504) 566-8000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 28, 2014, the Board of Directors of First NBC Bank Holding Company (the “Company”) voted to increase the size of the Board by one and appointed William D. (Bill) Aaron, Jr. to fill the vacancy created from the increase in the size of the Board.  Mr. Aaron was a founding shareholder of First NBC Bank (the “Bank”) and has served as director of the Bank since its inception in 2006.  In addition, he currently serves the Managing Shareholder and Chairman of the Board of Directors of the law firm of Aaron & Gianna, PLC.  Mr. Aaron will serve on the Board of Directors of the Company until its 2015 annual meeting of shareholders.  As of the date of this filing, Mr. Aaron has not been appointed to any committees of the Company’s Board of Directors, nor has it been determined when, if at all, any such appointment would be made.  Mr. Aaron will receive fees for his service as a director consistent with those fees received by the existing directors for service as a director of the Company.  Mr. Aaron was appointed to the Company’s Board of Directors at the volition of the directors and not pursuant to any arrangement or understanding between Mr. Aaron and any other persons.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  September 3, 2014

FIRST NBC BANK HOLDING COMPANY

By:	/s/ Ashton J. Ryan, Jr.
Ashton J. Ryan, Jr.
Chairman, Chief Executive Officer and President